150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20170539063-36
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 12/22/2017 8:16 AM
	Entity Number: E0624172010-9

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

FC Global Realty Incorporated

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of Fifteen Million (15,000,000) shares of Preferred Stock, $0.01 par value per share, designated as Series B Preferred Stock. The relative rights, preferences and limitations of shares of Series B Preferred Stock are set forth on Exhibit A to this Certificate of Designation.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A

FC GLOBAL REALTY INCORPORATED

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES B PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE NEVADA REVISED STATUTES

FC Global Realty Incorporated, formerly known as PhotoMedex, Inc., a Nevada corporation (the "Corporation"), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the "Board of Directors") has adopted the following resolution creating the following series of the Corporation's Series B Preferred Stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that the Board of Directors does hereby provide for the issuance of the following series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Common Stock" means the Corporation's common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Common Stock Equivalents" means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

"Deemed Liquidation Event" means a merger or consolidation (other than one in which stockholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

"Holder" means a holder of shares of Series B Preferred Stock.

"Junior Securities" means the means, collectively, the Common Stock, the Series A Preferred Stock, and any other class of securities hereafter authorized that is specifically designated as junior to the Series B Preferred Stock.

"Parity Securities" means any class of securities hereafter authorized that is specifically designated as *pari passu* with the Series B Preferred Stock; provided, however, that the Corporation shall not designate securities as being *pari passu* with the Series B Preferred Stock without the prior written consent of the Requisite Holders.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Requisite Holders" means holders of a majority of the outstanding shares of Series B Preferred Stock.

"Securities Purchase Agreement" means the Securities Purchase Agreement, dated December 22, 2017, between the Corporation and Opportunity Fund I-SS, LLC.

"Series A Preferred Stock" means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

"Series B Original Issue Date" shall mean the date on which the first share of Series B Preferred Stock was issued.

"Specified Dilutive Transaction" means any bona fide transaction or series of transactions that provides for the issuance of Common Stock or Common Stock Equivalents with the principal purpose of raising capital.

"Stockholder Approval" means such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market (or any successor entity) from the stockholders of the Corporation with respect to the issuance of Conversion Shares in excess of 19.99% of the issued and outstanding Common Stock on the applicable Optional Conversion Date or Mandatory Conversion Date (each, a "Conversion Date").

"Trading Day" means a day on which the principal Trading Market is open for business.

"Trading Market" means any of the NYSE, the NYSE MKT, NASDAQ, the OTC Bulletin Board system, the OTCQX market operated by OTC Markets and the OTCQB market operated by OTC Markets Group or any other market on which the Common Stock may be listed or quoted for trading on the date in question.

"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market and if the Corporation's shares are then traded on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the OTC Bulletin Board is not a Trading Market and if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a Holder and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), and the number of shares so designated shall be Fifteen Million (15,000,000) (which shall not be subject to increase without the written consent of the Requisite Holders).

Section 3. Dividends. The Holders of shares of Series B Preferred Stock shall receive cumulative dividends, *pro rata* among such Holders, prior to and in preference to any dividend on outstanding Common Stock at the per annum rate of 8% of the Series B Original Issue Price. Dividends on each share of Series B Preferred Stock will accrue daily and be cumulative from the Series B Original Issue Date and shall be payable upon the occurrence of a Liquidation Event (as defined below), conversion pursuant to Section 6, or redemption pursuant to Section 7. The amount of dividends payable will be computed on the basis of a 360 day year of twelve 30-day months, and for any period of less than a month, actual days elapsed over a 30-day month. The "Series B Original Issue Price" shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. Holders shall also be entitled to receive, and the Corporation shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-Common-Stock basis regardless of whether the Series B Preferred Stock is then convertible or otherwise subject to conversion limitations) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Section 4. Liquidation.

(a) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation Event") or Deemed Liquidation Event, the Holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, but *pari passu* with the holders of shares of Parity Securities on a pro rata basis, an amount per share equal to the Series B Original Issue Price, plus any accrued dividends thereon.

(b) Participation after Liquidation Preference. Upon a Liquidation Event or a Deemed Liquidation Event, in the event that following the payment of the liquidation preference in Section 4(a) the Corporation shall have additional cash and other assets of the Corporation available for distribution to its stockholders, then the Holders of shares of Series B Preferred Stock shall participate *pari passu* with the holders of shares of Parity Securities and Junior Securities based on the then current conversion rate (disregarding for such purposes any conversion limitations hereunder) with respect to all remaining distributions, dividends or other payments of cash, shares or other assets and property of the Corporation, if any.

(c) Insufficient Assets. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Section 4 and the holders of Parity Securities the full amount to which they shall be entitled under the terms of the instrument governing the Parity Securities, the Holders of shares of Series B Preferred Stock and the holders of shares of Parity Securities shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Section 5. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the conversion limitations hereunder). Except as provided by law or by the other provisions of this Certificate of Designation, the Holders shall vote together with the holders of shares of Common Stock as a single class. However, as long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, (a) issue any class of equity securities that is senior in rights to the Series B Preferred Stock, (b) issue any Parity Securities, (c) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designation, (d) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (e) except pursuant to the redemption provisions of Parity Securities, redeem any shares of the Corporation's preferred stock or Common Stock (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Corporation's Board of Directors), or (f) enter into any agreement with respect to any of the foregoing.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Series B Preferred Stock plus accrued, but unpaid, dividends thereon (the "Aggregate Preference Amount") shall be convertible, at any time and from time to time at the option of the Holder thereof, into that number of shares of Common Stock determined by a formula (computed on the date of conversion), (i) the numerator of which is equal to the Aggregate Preference Amount and (ii) the denominator of which is equal to the quotient of the Conversion Price divided by $1.33 (Aggregate Preference

Amount/[(i) Conversion Price/(ii) 1.33]). The conversion price for the Series B Preferred Stock shall initially be equal to $1.0658; provided that, on the 45th day following the Series B Original Issue Date, the Corporation shall calculate the VWAP per share of Common Stock for the 10 consecutive Trading Days beginning 30 days after the Series B Original Issue Date, and if such VWAP is less than $1.0658, then the conversion price shall be equal to the VWAP for such period (the "Conversion Price").

(b) Mechanics of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by email or facsimile such Notice of Conversion to the Corporation (such date, the "Optional Conversion Date"). If no Optional Conversion Date is specified in a Notice of Conversion, the Optional Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Optional Conversion Date at issue. The Corporation shall, as soon as practicable after the Optional Conversion Date, issue and deliver to such Holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates, or a notification of book entry, for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate or certificates, or a notification of book entry, for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock. Shares of Series B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(c) Mandatory Conversion. Upon the earlier to occur of: (i) a Deemed Liquidation Event or (ii) if there has not been a breach or default by the Corporation under the Securities Purchase Agreement that has occurred and is continuing, May 31, 2018 (the "Mandatory Conversion Date"), each share of Series B Preferred Stock plus accrued, but unpaid, dividends thereon shall be automatically converted (without the payment of additional consideration by the Holder thereof), into that number of shares of Common Stock determined by dividing $1.33 by the Conversion Price. All Holders of record shall be sent written notice of the Mandatory Conversion Date and the place designated for conversion of all such shares of Series B Preferred Stock pursuant to this Section 6(c). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Date. Upon receipt of such notice, each Holder shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and its transfer agent to indemnify the Corporation and/or the transfer agent

against any claim that may be made against the Corporation and/or the transfer agent on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation or the transfer agent, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation or the transfer agent, duly executed by the registered Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Preferred Stock converted pursuant to Section 6(c), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Date (notwithstanding the failure of the Holder or Holders to surrender the certificates at or prior to such time), except only for the rights of the Holders, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 6(c). As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, and the payment of any declared but unpaid dividends on the shares of Series B Preferred Stock converted. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of its preferred stock accordingly

(d) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Series B Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 9) upon the conversion of the then outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

(f) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation

that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(g) Issuance Limitations. Notwithstanding anything herein to the contrary, if the Corporation has not obtained Stockholder Approval, then the Corporation may not issue, upon conversion of the Series B Preferred Stock, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Series B Original Issue Date and prior to such Conversion Date, would exceed 19.99% of the issued and outstanding shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the "Issuable Maximum"). Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (i) the Series B Original Issue Price of such Holder's Series B Preferred Stock by (ii) the aggregate Series B Original Issue Price of all Series B Preferred Stock issued to all Holders. In addition, each Holder may allocate its pro-rata portion of the Issuable Maximum among Series B Preferred Stock held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a Holder no longer holds any Series B Preferred Stock and the amount of shares issued to such Holder pursuant to such Holder's Series B Preferred Stock was less than such Holder's pro-rata share of the Issuable Maximum. For avoidance of doubt, the limitation on issuing, upon the conversion of the Series B Preferred Stock, Common Stock that is in excess of the Issuable Maximum shall apply and continue for so long as the Series B Preferred Stock is outstanding regardless of whether the Company remains listed on The Nasdaq Stock Market or another stock exchange.

Section 7. Redemption.

(a) Redemption Generally. If (i) there is a breach by the Corporation of any of its representations and warranties contained in Sections 3.1(a) (Subsidiaries), 3.1(b) (Organization and Qualification), 3.1(c) (Authorization; Enforcement), 3.1(d) (No Conflicts), 3.1(f) (Issuance of the Shares), 3.1(g) (Capitalization), or 3.1(n) (Taxes) of the Securities Purchase Agreement that has not been cured within 30 days after the date of such breach or (ii) Stockholder Approval has not been obtained by March 31, 2018 ("Required Approval Date") (the events described in (i) or (ii) above being referred to herein as a "Redemption Event"), then each Holder may, at its option, require the Corporation to redeem any or all of the shares of Series B Preferred Stock held by such Holder (the "Redemption Shares") at a price per share (the "Redemption Price") equal to $1.33, plus accrued, but unpaid, dividends through and including the date of such redemption (the "Redemption Date") in accordance with the following provisions of this Section 7. The Corporation shall provide a notice (an "Event Notice") to each Holder of the occurrence of a Redemption Event of the kind described in Section 7(a)(i) (a "Breach Event") as soon as practicable after becoming aware of such Breach Event, but in any event, not later than fifteen (15) days after such Breach Event and such notice shall provide a reasonable description of such Breach Event.

(b) Redemption Notice. A Holder must send written notice of redemption (the "Redemption Notice") to the Corporation within ninety (90) days after (i) the Corporation provides such Holder an Event Notice with respect to a Breach Event or (ii) the occurrence of a Redemption Event of the kind described in Section 7(a)(ii). For the avoidance of

doubt, if the Corporation does not timely provide an Event Notice, the Holder shall nevertheless have the right to deliver a Redemption Notice in connection with any Redemption Event. If a Holder fails to send a Redemption Notice on prior to the 90th day after the occurrence of any of the matters described in clauses (i), or (ii) of this Section 7(b) (or if such day is not a Business Day, the next Business Day), then such Holder will lose such Holder's right to redeem Redemption Shares with respect to the particular Redemption Event, but not any other Redemption Event. Each Redemption Notice shall state (i) the Redemption Date, (ii) the number of shares of Series B Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date and (iii) the Redemption Price.

(c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Holder of shares of Series B Preferred Stock to be redeemed on such Redemption Date shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such Holder.

(d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the Redemption Shares is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

Section 8. Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series B Preferred Stock following redemption.

Section 9. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on,

this Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price and the Redemption Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Equity Financings. In the event that the Corporation shall at any time after the Series B Original Issue Date issue and sell any securities in a Specified Dilutive Transaction that provides for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue. The consideration per share received by the Corporation for Common Stock Equivalents shall be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the conversion or exchange of such Common Stock Equivalents by (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the conversion or exchange of such Common Stock Equivalents.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 9(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights"), then the Holder thereof will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder's Series B Preferred Stock (disregarding for such purposes any conversion limitations hereunder) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase.

(d) Fundamental Transaction. If, at any time while this Series B Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are

permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent conversion of this Series B Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (disregarding for such purposes any conversion limitations hereunder), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series B Preferred Stock is convertible immediately prior to such Fundamental Transaction (disregarding for such purposes any conversion limitations hereunder). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 9(d) pursuant to written agreements entered into prior to such Fundamental Transaction and shall deliver to the Holder in exchange for this Series B Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series B Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series B Preferred Stock prior to such Fundamental Transaction (disregarding for such purposes any conversion limitations hereunder), and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the

value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series B Preferred Stock immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein. Notwithstanding the foregoing, the transactions contemplated by that certain Interest Contribution Agreement, dated March 31, 2017, among the Corporation, FC Global Realty Operating Partnership, LLC, First Capital Real Estate Operating Partnership, L.P. and First Capital Real Estate Trust Incorporated, as amended, shall not be considered a Fundamental Transaction pursuant to this Section 9(d) and no adjustment shall be made upon consummation of such transaction.

(e) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 9, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(f) Notice to the Holders.

(i) Adjustments. Whenever the Conversion Price or the Redemption Price is adjusted pursuant to any provision of this Section 9, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price or the Redemption Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series B Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken

for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, nonpublic information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert its Series B Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Secretary, facsimile number 215-657-5161, e-mail address Mpupach@photomedex.com or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series B Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series B Preferred Stock Certificate. If a Holder's Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

(e) Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived by the Corporation with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. Any action that is required or permitted to be taken by the Requisite Holders may be taken at any meeting called by any Holder or Holders or by a written consent or action by such Holders in lieu of any such meeting. With respect to any meeting of Holders, unless otherwise specified in this Certificate of Designation, the procedures for calling and holding a meeting of the holder of Common Stock of the Corporation shall be applicable with respect to a meeting of the Holders, *mutatis mutandis*. The Corporation shall promptly provide to any Holder a list of the other Holders upon the request of any Holder, and otherwise provide such cooperation and assistance to any Holder for the purposes of calling and holding a meeting of the Holders as from time to time reasonably requested by a Holder.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

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ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the "Common Stock"), of FC Global Realty Incorporated, formerly known as PhotoMedex, Inc., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ______________________________

Number of shares of Series B Preferred Stock owned prior to Conversion: __________

Number of shares of Series B Preferred Stock to be Converted: ________________

Number of shares of Common Stock to be Issued: ________________________

Applicable Conversion Price: ______________________________

Number of shares of Series B Preferred Stock subsequent to Conversion: _________

Address for Delivery: ____________________
or
DWAC Instructions:
Broker no: ________
Account no: __________

[HOLDER]

By: ______________________________
Name:
Title: